Exhibit 10.21

UNITIL CORPORATION

Compensation of Directors

On July 24, 2019, the Board of Directors of Unitil Corporation (“Unitil”) approved and adopted a revised compensation arrangement for members of the Board of Directors. The revised compensation arrangement became retroactively effective as of January 1, 2019.

The revised compensation arrangement applies to members of the Board of Directors who are not employees of Unitil or any of its subsidiaries. The following table summarizes the material terms of the revised compensation arrangement.

Category	Description	Amount
Board of Directors—Annual Cash Retainer	Each member of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$65,000 per year

Board of Directors—Annual Equity Retainer	Each member of the Board of Directors will receive an annual equity retainer. Unitil will issue the equity retainer on the first business day of October each year. Each member of the Board may elect to receive restricted stock units (with any phantom dividends reinvested in additional restricted stock units), in lieu of Unitil’s common stock, as his or her annual equity retainer.	$70,000 per year (payable in kind as common stock or restricted stock units)

Lead Director—Annual Cash Retainer Premium	The Lead Director of the Board of Directors will receive an annual cash retainer premium. Unitil will pay one-fourth of the annual cash retainer premium on the first business day of each fiscal quarter.	$20,000 per year

Board of Directors—Special Meetings	Each member of the Board of Directors will receive a fee for each special meeting of the Board of Directors that such member attends in person.	$2,000 per special meeting

Audit, Compensation and Nominating and Governance Committees—Annual Cash Retainer for Chair	Each chair of the Audit, Compensation and Nominating and Governance committees of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$16,000 per committee per year

Audit, Compensation and Nominating and Governance Committees—Annual Cash Retainer for Non-Chair Members	Each non-chair member of the Audit, Compensation and Nominating and Governance committees of the Board of Directors will receive an annual cash retainer. Unitil will pay one-fourth of the annual cash retainer on the first business day of each fiscal quarter.	$6,000 per committee per year

Category	Description	Amount
Executive Committee—Meetings	Each member of the Executive Committee will receive a fee for each meeting of the Executive Committee that such member attends in person.	$1,500 per meeting

In addition, Unitil will reimburse each member of the Board of Directors for reasonable expenses that such member incurs in connection with attending meetings of the Board of Directors or committees thereof.